Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-105382 and 333-146017) and the Registration Statement on Form S-3 (No. 333-137575) of Lifetime Brands, Inc. of our reports dated March 31, 2009, with respect to the consolidated financial statements and schedule of Lifetime Brands, Inc., and the effectiveness of internal control over financial reporting of Lifetime Brands, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

Melville, New York

March 31, 2009